EXHIBIT 8.11(d)
AMENDMENT TO FUND PARTICIPATION AGREEMENT
DATED AS OF OCTOBER 21, 2001
AMONG
SCUDDER INVESTMENTS VIT FUNDS (formerly, Deutsche Asset Management VIT
Funds) (“Trust”),
DEUTSCHE ASSET MANAGEMENT, INC. (“Adviser”)
AND
KEMPER INVESTORS LIFE INSURANCE COMPANY (“Life Company”)
     In connection with the pending reorganization of the SVS Index 500 Portfolio, a series of Scudder Variable Series II, into the Equity 500 Index Fund, a series of Scudder Investments VIT Funds (“SVIT”) and to document the Scudder Real Estate Securities Portfolio, also a series of SVIT, as a Portfolio, the parties hereto agree that the Fund Participation Agreement is amended as follows:
1. Appendix A to the Agreement is amended to add the Equity 500 Index Fund, Class A and Class B 2, and the Scudder Real Estate Securities Portfolio, Class B, as Portfolios under the Agreement.
2. Appendix B to the Agreement is amended to add the following separate accounts and products that may use the Equity 500 Index Fund and the Scudder Real Estate Securities Portfolio:
Name of Separate Account and Date
Established by Board of Directors
KILICO Variable Annuity Separate Account (KVASA) (5/29/81)
KILICO Variable Separate Account (KVSA) (1/22/87)
Contracts Funded
by Separate Account
Scudder Destinations (KVASA)
Scudder Destinations Life (KVSA)
ZS4 (KVASA)
For the Scudder Destinations and Scudder Destinations Life Contracts, Class A Shares of the Equity 500 Index Fund may be used.
For the ZS4 Contract, Class B 2 Shares of the Equity 500 Index Fund and Class B shares of the Scudder Real Estate Securities Portfolio may be used.

3. In connection with the use of Class B and Class B 2 shares within the ZS4 contract as noted above, the following provisions are added to the Fund Participation Agreement and Scudder Distributors, Inc. (“Underwriter”) hereby becomes a party to the Fund Participation Agreement for purposes of these provisions:
Life Company agrees to provide distribution services (“Distribution Services”) for the Class B shares and Class B2 shares, as applicable, of the Portfolios including the following types of services:
          (1) Printing and mailing of Portfolio prospectuses, statements of additional information, any supplements thereto and shareholder reports for prospective Variable Contract owners.
          (2) Developing, preparing, printing and mailing of Portfolio advertisements, sales literature and other promotional materials describing and/or relating to the Portfolio and including materials intended for use within the Life Company, or for broker-dealer only use or retail use.
          (3) Holding seminars and sales meetings designed to promote the distribution of Portfolio Shares.
          (4) Obtaining information and providing explanations to Variable Contract owners regarding Portfolio investment objectives and policies and other information about the Portfolio, including the performance of the Portfolio.
          (5) Training sales personnel regarding the Portfolio.
          (6) Compensating sales personnel and financial services firms in connection with the allocation of cash values and premiums of the Variable Contracts to the Portfolio.
          (7) Personal service with respect to Portfolio Shares attributable to Variable Contract accounts.
In consideration of the Life Company performing the Distribution Services, the Underwriter will make quarterly payments to the Company pursuant to the Trust’s Master Distribution Plan for Class B shares or Class B2 shares, as applicable, as amended from time to time, at the annual rate of 0.25 of 1% of the average daily net asset value of the Class B shares or Class B2 shares, as applicable of each Portfolio held by the Life Company pursuant to this Agreement.
IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of August 1, 2005.

LIFE COMPANY	Kemper Investors Life Insurance Company

By:	/s/ Diane Davis
Title: President and CEO

TRUST	Scudder Investments VIT Funds

By:	/s/ [ILLEGIBLE]
Title: Secretary

ADVISER	Deutsche Asset Management, Inc.

By:	/s/ [ILLEGIBLE]
Title: COO, Scudder Investments

UNDERWRITER	Scudder Distributors, Inc.

By:	/s/ [ILLEGIBLE]
Title: Assist. Secretary

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